[HELIUS LETTERHEAD]

Exhibit 10.1

August 23, 2020

Dane C. Andreeff

Re:	Helius Medical Technologies, Inc. Interim President and CEO Employment Letter Agreement

Dear Dane:

You have agreed to serve as Interim President and Chief Executive Officer (“Interim CEO”) of Helius Medical Technologies, Inc. (the “Company”) during the Company’s search for a permanent President and Chief Executive Officer (“Successor CEO”).  This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CEO and is effective as of August 23, 2020 (the “Effective Date”).

1.Position.  In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”).  The Interim CEO position is a full-time position.  Although you will be expected to spend time in Newtown, Pennsylvania at the Company’s headquarters, given the Coronavirus pandemic, we anticipate that your travel plans may vary significantly, and that you will work principally from your home office when you are not in Newtown.  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you serve as Interim CEO, you will also continue to serve on the Board.

2.Term.  From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a Successor CEO is hired and commences employment with the Company (the “Interim Term”).  Notwithstanding the foregoing, your employment is “at will.” The Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term.

3.Compensation and Benefits. During the Interim Term, you will not receive any additional compensation in your capacity as Interim CEO. However, you will continue to be eligible to receive the equity retainer granted annually to the Company’s non-employee directors.  Currently, pursuant to the non-employee director compensation policy that the Company adopted effective as of the date of the 2020 annual meeting of stockholders, the Company’s non-employee directors receive an annual equity retainer equal to $20,000 delivered in the form of options to purchase shares of the Company’s Class A Common Stock.

4.Expenses.  During the Interim Term, the Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company, in accordance with applicable Company policies and guidelines.

5.Required Employment Forms.  You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees.

6.Tax Matters.  All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

7.Entire Agreement.  This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chairman of the Board.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law.  In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts in the state of Pennsylvania.

If the above terms are acceptable and in accordance with your understanding, please countersign this Agreement below and return it to us.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Helius Medical Technologies, Inc.

By:/s/ Blane Walter

Blane Walter

Chairman of the Board

Dated:August 23, 2020

ACKNOWLEDGED AND AGREED:

            By:       /s/ Dane C. Andreeff

                        Dane C. Andreeff

            Dated: August 23, 2020

SIGNATURE PAGE

INTERIM PRESIDENT AND CEO EMPLOYMENT LETTER AGREEMENT